Exhibit 99.1

Contact:
J. Marc Lewis, Vice President-Investor Relations	800 S. Douglas Road, 12th Floor
305-406-1815	Coral Gables, Florida 33134
305-406-1886 fax	Tel: 305-599-1800
marc.lewis@mastec.com	Fax: 305-406-1960
www.mastec.com

For Immediate Release

MasTec Announces 2003 Results of Operations

MIAMI (April 13, 2004) — MasTec, Inc. (NYSE: MTZ) today announced a net loss of $39.7 million ($0.83 per share) on revenue of $873.9 million for the year ended December 31, 2003, compared with a net loss of $128.8 million ($2.15 per share) on revenue of $838.1 million for the prior year. As a result of the continuing evaluation of the issues described below, the 2003 loss may be subject to adjustment; however, the Company does not currently expect any such adjustment to be material.

During its review and analysis of the Company’s annual results, MasTec’s management identified a number of matters that impacted current and prior period operating results. These included additional reserves for bad debts and inventory, cost overruns and projected losses on certain projects, valuation reserves for state deferred tax assets, revenues recognized on various contracts, work in progress and inventory overstatements at a Canadian subsidiary, the closing of Brazilian operations, the accrual for certain insurance reserves which was complicated by the receivership of a prior insurance carrier, and other items. Management concluded that these matters required a detailed analysis and evaluation to determine the appropriate accounting treatment. Some of these issues may require restatements of amounts previously reported. As a result, final quarterly and annual financial statements are not a part of this release, but will be presented when the evaluation of these items is finalized by management and the Company’s auditors. These items will be more fully described in the 2003 10-K, when filed, and the related conference call. The Company also expects to issue new guidance in conjunction with the upcoming 10-K filing and conference call. Currently, MasTec expects to file its 10-K the week of April 19th.

As a result of its 2003 loss, MasTec also announced that it is in the process of obtaining an amendment to its $125 million credit facility which the Company believes will be completed prior to the filing of its 10-K.

Austin J. Shanfelter, MasTec’s President and CEO stated, “Our 2003 results are unacceptable. However, regardless of the challenges involved, we are committed to taking whatever actions are necessary in 2004 to return our company to profitability.”

Mr. Shanfelter continued, “Certainly, one of our highest priorities in 2004 will be improving our financial controls and reporting. In that regard, I am particularly pleased that David Sasnett will be taking over our CFO role later this month. David has already proven to be an excellent addition to the MasTec team and he has been instrumental in assisting our management team, audit committee, and external auditors with the accounting issues that impacted 2003.

In addition to improving our financial functions, David will assist me and the other members of our team in the development of new strategic initiatives, the pursuit of operational efficiencies and cost savings, and in improving the bottom line.

Although competition remains strong, the outlook for our service offerings is encouraging. We will be a more disciplined company in 2004 and, once we get through the seasonally slow first quarter, you should see marked improvement in our operational performance.”

Executives of MasTec will also hold a conference call with the investment community on Tuesday morning, April 13, at 9:00 a.m. ET to discuss year-end results. The call-in number for the conference call is (913) 981-5510 and the replay is (719) 457-0820, with pass code 457205. The replay will run from April 14 until April 28. Additionally, the call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz401478407gf12.html, or through the investor relations section of the Company’s website at www.mastec.com. A more comprehensive conference call will be scheduled to coincide with the filing of the Company’s 10-K.

MasTec <www.mastec.com> is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.